EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES

LIST OF SUBSIDIARIES

As of December 31, 2022

Legal Entity	State or Country of Incorporation
Hughes Satellite Systems Corporation	Colorado
Hughes Communications, Inc.	Delaware
Hughes Network Systems, LLC	Delaware
EchoStar XXIV L.L.C.	Colorado
EchoStar Orbital L.L.C.	Colorado
EchoStar Mexico Holdings Corporation	Colorado
EchoStar Corporation L.L.C.	Colorado
Sawatch Limited	United Kingdom
EchoStar Mobile Limited	Ireland
HNS Participacoes e Empreendimentos, Ltda	Brazil
HNS de Mexico S.A. de C.V.	Mexico